Exhibit 99.1

Report to Stockholders for the Quarter Ended April 1, 2007

Dear Stockholders:

Your Company reported net income for the first quarter of 2007 of $4.7 million, or basic net income per share of $.51, compared to net income of $.8 million, or basic net income per share of $.09, in the first quarter of 2006. During the first quarter of 2007, the Company announced the simplification of its operating management structure and a reduction in workforce in order to improve operating efficiencies across our business. The Company’s first quarter of 2007 results included the after-tax impact of these restructuring costs of $1.3 million, or basic net income per share of $.14.

Net sales grew $4.4 million, or 1.3%, in the first quarter of 2007 as compared to the first quarter of 2006. This increase was primarily the result of a 1.2% increase in bottle/can volume, which was related to increases in water and tea sales, and a .4% increase in average revenue per case, partially offset by a decrease in sugar sparkling beverage sales.

The Company’s gross margin increased $5.5 million, or 3.7%, in the first quarter of 2007 as compared to the first quarter of 2006. This increase in gross margin was primarily the result of the increase in bottle/can volume, the increase in average revenue per case, decreases in manufacturing overhead costs and increased marketing funding, partially offset by increases in raw material costs, primarily aluminum packaging costs.

In addition to the increase in gross margin, the Company realized a decrease in selling, delivery and administrative (“S,D&A”) expenses of $.9 million, or .7%, in the first quarter of 2007 as compared to the first quarter of 2006. Excluding pre-tax restructuring costs of $2.2 million, S,D&A expenses decreased $3.1 million. The Company anticipates that total restructuring expenses will be in the $2.5 million to $3.5 million range and anticipates substantially all of the cash expenditures occurring prior to 2007 fiscal year end. Given anticipated increases in packaging and sweetener costs in 2007, we are encouraged by this decrease in S,D&A expenses and believe our heightened focus on resource efficiency will help to offset these higher raw material costs and maintain operating margins.

J. Frank Harrison, III Chairman and Chief Executive Officer	William B. Elmore President and Chief Operating Officer

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited April 1, 2007	Dec. 31, 2006	Unaudited April 2, 2006
Assets
Current assets:
Cash and cash equivalents	$55,039	$61,823	$17,914
Trade accounts receivable, net	102,356	91,299	92,482
Accounts receivable, other	25,525	13,480	16,883
Inventories	63,746	67,055	62,694
Prepaids and other current assets	17,543	13,485	12,455

Total current assets	264,209	247,142	202,428

Property, plant and equipment, net	376,185	384,464	388,467
Leased property under capital leases, net	73,962	69,851	72,341
Other assets	36,108	35,542	41,725
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	4,636	4,747	4,906

Total	$1,377,821	$1,364,467	$1,332,588

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$103,000	$100,000	$39
Current portion of obligations under capital leases	2,476	2,435	1,606
Accounts payable and accrued expenses	146,531	146,507	130,287

Total current liabilities	252,007	248,942	131,932

Deferred income taxes	158,192	162,694	167,477
Pension, postretirement and other liabilities	152,998	146,355	146,503
Obligations under capital leases	79,581	75,071	77,120
Long-term debt	591,450	591,450	691,450

Total liabilities	1,234,228	1,224,512	1,214,482
Minority interest	46,683	46,002	43,340
Stockholders’ equity	96,910	93,953	74,766

Total	$1,377,821	$1,364,467	$1,332,588

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	First Quarter
	2007	2006
Net sales	$337,556	$333,179
Cost of sales	186,065	187,153

Gross margin	151,491	146,026
Selling, delivery and administrative expenses	130,831	131,728
Amortization of intangibles	111	148

Income from operations	20,549	14,150
Interest expense	12,218	12,220
Minority interest	681	556

Income before income taxes	7,650	1,374
Income taxes	2,999	559

Net income	$4,651	$815

Basic net income per share:
Common Stock	$.51	$.09

Weighted average number of Common Stock shares outstanding	6,643	6,643

Class B Common Stock	$.51	$.09

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460

Diluted net income per share:
Common Stock	$.51	$.09

Weighted average number of Common Stock shares outstanding — assuming dilution	9,131	9,112

Class B Common Stock	$.51	$.09

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,488	2,469

Cash dividends per share:
Common Stock	$.25	$.25
Class B Common Stock	$.25	$.25

CORPORATE INFORMATION

Transfer Agent and Dividend Disbursing Agent

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Communication may also be made by calling Toll-Free (800) 937-5449 or via the Internet at www.amstock.com.

Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on The NASDAQ Global Market under the ticker symbol COKE.

Company Website

www.cokeconsolidated.com

Corporate Office

Our corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. Our mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Periodic Reports and Code of Ethics for Senior Financial Officers

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to the United States Securities and Exchange Commission and its Code of Ethics for Senior Financial Officers are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. This information may also be obtained from the Company’s website as noted above.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this Report to Stockholders and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, anticipated increases in packaging and sweetener costs and heightened focus on resource efficiency to offset higher raw material costs and maintain operating margins.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this Report to Stockholders should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors”. The Company undertakes no obligation to update or revise any forward-looking statements contained in this Report to Stockholders as a result of new information or future events or developments.